Datascension Inc. 				    A Market Research Company
6330 McLeod Drive, Suite 1				Stock Symbol DTSN
Las Vegas, Nevada 89120				      www.datascension.com


                               October 26, 2004

Suzanne C. Macero
Market Integrity
NASDAQ Stock Market Department
VIA FAX: (203) 502-5480

Dear Ms. Macero,

Below are the answers related to your information request and our conversation earlier today:

   1. Please state the old and new company name.

The company name is Datascension Inc. and there is no name change concurrent with the split.

   2. Please provide the new CUSIP number.

238111 20 7

   3. Please indicate the effective date of the transaction if other than the filing date.

The effective date is Friday, November 5, 2004.

   4. Please provide the legal effective date the articles were filed with the Secretary of State.
          - Please include a stamped copy of the Articles of Amendment/Merger Certificate.
                * If a stamped copy is unavailable at the time of filing the amendment, please forward a copy once received from the Secretary of State.

Amendments to our articles are not required.

   5. Please state whether shareholder approval is required and if the majority approved the transaction. Please provide an explanation if shareholder approval is not required.

State law required shareholder approval and the majority approved the transaction.


   6. Please specify the ratio and effective date of the stock split.
           - If reporting a forward or reverse split please notify NASDAQ 10 calendar days in advance of the record date as noted in SEC Rule 10b-17.

The split is a reverse split. The ratio is 1:10 and is effective on Friday, November 5, 2004.

   7. Please provide Transfer Agent contact information.

             Attn.  Sally Flaucher
             Transfer Online, Inc.
             317 SW Alder Street, 2nd Floor
             Portland, OR 97204
             [P] 503.227.2950 [F] 503.227.6874

Please contact me if you have any questions related to this matter or need further information.

Best regards,
Datascension Inc.

/s/ Jason F. Griffith
------------------------
Jason F. Griffith
Chief Financial Officer